Exhibit 99.1

SCANNER TECHNOLOGIES ANNOUNCES TEMPORARY STAY

OF SUPPLEMENTAL JUDGMENT IN NEW YORK LITIGATION

MINNEAPOLIS--(BUSINESS WIRE)--Thursday, November 8 -- Scanner Technologies Corporation (OTCBB:SCNI) announced today that the United States Court of Appeals for the Federal Circuit has ordered a temporary stay of a supplemental judgment entered by the United States District Court for the Southern District of New York, on November 6, 2007.

The supplemental judgment awarded ICOS Vision Systems Corporation N.V. $3.4 million in fees and costs in a patent infringement suit initiated by Scanner Technologies in July of 2000. Scanner filed an emergency motion with the Court of Appeals on November 7, 2007.

The Court of Appeals ordered ICOS to respond to Scanner’s motion no later than November 15, 2007, and stayed the supplemental judgment pending the receipt of ICOS’ response and consideration of the papers by the Court of Appeals. The temporary stay was not based on a consideration of the merits. Rather, it was granted to preserve the status quo while the Court of Appeals considers the parties’ papers.

About Scanner Technologies Corporation:

Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner's headquarters are located in Minneapolis, Minnesota and has a manufacturing facility in Tempe, Arizona. Scanner's stock is traded on the Over-The-Counter Bulletin Board under the symbol “SCNI.” For more information please visit www.scannertech.com.

Contact:

Scanner Technologies Corporation

Elwin Beaty

763-476-8271

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www.scannertech.com